Exhibit 10.16

CLIENT AGREEMENT

1.

This Client Agreement (“Agreement”) is between Instinet LLC and its affiliates (Collectively “Instinet” or “we”), a Delaware limited liability company, located at 1095 Avenue of the Americas. New York. New York 10036 and Instinet Client (hereinafter, “Client” or “You”). Subject to credit approval, and in accordance with this Agreement, Instinet agrees to provide you with the ability to utilize Instinet trading services and/or products, data and/or sales trading services (collectively the “Instinet Services”). You agree that the Instinet Services may not be redistributed to third parties without the prior written consent of Instinet.

2.

You are responsible for those fees, costs and expenses associated with your access to and use of the Instinet Services, as set forth on Schedule 1 to Exhibit A-I attached to the Technology Services Agreement between the parties. dated the date hereof. You will be notified by Instinet in advance of any fees, costs and expenses associated with access and use of the Instinet Services not previously agreed between the parties. You agree to make timely payment under this Agreement and understand that payment is due within thirty (30) calendar days from the invoice date. We reserve the right to charge a late fee of the lesser of 1.5% or the maximum rate allowed by law for amounts (except those disputed in good faith) outstanding for more than thirty (30) calendar days after the date of invoice. In addition, you are responsible for the payment of any taxes, charges or assessments imposed on you and any accompanying penalties or interest (other than income taxes imposed on us), relating to the provision of Instinet Services to you under this Agreement. The terms and conditions of this paragraph shall survive termination of this Agreement.

3.

You acknowledge that all proprietary rights in the Instinet Services are either owned or licensed by us and are protected under copyright. trademark and other intellectual properly laws and other applicable law (the “Intellectual Property Rights”). The Instinet Services provided pursuant to this Agreement are provided “as is”, without warranty of any kind by Instinet or its agents or affiliates. including. but not limited to. the implied warranties of merchantability, fitness for a particular purpose. title and non-infringement. The entire risk as to the quality and performance of the Instinet Services is with the Client and there is no guaranty that the Instinet Services will meet the Client’s requirements, be error-free, or operate without interruption.

4.

You agree that it is your absolute unconditional and unassignable obligation, in connection with each securities trade executed by you through the Instinet Services, to deliver by settlement date, in good deliverable form, the subject securities and/or funds, as well as any required remittance of interest, dividend payments and/or other distributions. You further agree that it is your absolute, unconditional and unassignable obligation in connection with any transaction by you to sell a security “short” though the Instinet Services, to properly ensure that such transaction complies with applicable regulations. You will notify Instinet in writing 24 hours prior to any change to your clearing arrangements, excluding those in which you act as the clearing broker. Prior to entering an order, you will advise us of any legal restrictions on the transfer of any securities you sell and you will provide any necessary documents to us to satisfy legal transfer requirements. We are not responsible for any delays, expenses or losses associated with your failure to comply with any restrictions of the transfer of securities.

5.

You understand that, when reasonable under the circumstances. we have no obligation to accept, or to execute. all or any part of an order or transaction that you seek to execute through the (i) Instinet Services. (ii) e-mail and/or (iii) any instant messaging service that you may utilize and that, without limiting the foregoing, we have no responsibility for transmissions that are inaccurate or not received by us, except to the extent resulting from Instinet’s gross negligence or willful misconduct, and may execute any transaction on the terms actually received by us. If you choose to cancel an order previously accepted by us and entered in a marketplace for you, we will make a good faith effort to do so provided the order has not already been executed. You agree that either party may cancel this Agreement at any time. Notwithstanding the foregoing, Client agrees and acknowledges that its settlement obligations cannot be waived under this or any other or provision in this Client Agreement, and that Client’s absolute and unconditional settlement obligations, as defined herein, shall remain in full force and effect. The terms and conditions of this paragraph shall survive any termination of this Agreement.

6.

We, our managing directors, partners, officers, directors, affiliates, employees, third parties used to provide Instinet Services and against (each a “Related Party”) have no liability, contingent or otherwise, to you or to third parties, for the correctness, quality, accuracy, security, completeness, reliability, performance, timeliness, pricing or continued availability of the Instinet Services or for delays or omissions of the Instinet Services, or for the failure of any connection or communication service to provide or maintain your access to various destinations via the Instinet Services or any erroneous communications between us and you, except to the extent caused by Instinet’s gross negligence or willful misconduct. We are not liable for any special. indirect, incidental or consequential damages which you may incur or experience because you entered into this Agreement or relied on the Instinet Services. You will make your own independent decision to access or use any of the Instinet Services or to execute any transaction, and we are not responsible to determine whether any transaction you may enter into is suitable, appropriate or advisable.

7.

You will indemnify, protect and hold us and our Related Parties harmless from and against any and all losses, liabilities, judgments, suits, actions, proceedings, claims, damages and costs (collectively, “Losses”) resulting from or arising out of (i) the use of the Instinet Services by you or any party using or accessing the Instinet Services provided to you under this Agreement; (ii) your breach of any of the material terms of this Agreement; and (iii), if you are a broker-dealer, investment manager or investment adviser acting on behalf of your customers, any claim that a trade was not suitable for or not authorized by a customer, caused directly or indirectly by you or any party using or accessing the Instinet Services provided to you under this Agreement. The foregoing indemnity shall not apply to the extent at any Loss is due to our gross negligence or willful misconduct. You are not liable for any special, indirect, incidental or consequential damages, except for out-of-pocket amounts that Instinet is required to pay to a third party in connection with the foregoing Losses. We shall indemnify, protect and hold you harmless against any and all Losses to the extent any such Losses result from (i) our gross negligence or willful misconduct or (ii) any alleged or actual infringement in whole or in part, of any third party’s intellectual property rights by the Instinet Services provided to you under this Agreement. We shall not be liable for any of the foregoing to the extent that any Loss is due to your gross negligence or willful misconduct. In this paragraph, the terms “we”, “our” and “us” include any third-party service providers selected by you or us in connection with the Instinet Services.

8.

You may access the Instinet Services only through one or more passwords or other access methods. that we specify (collectively, “Access Methods”). You are solely responsible for ensuring that your Access Methods are known to and used by only those users that you authorize. If any of your Access Methods have been lost, stolen or compromised, you will promptly notify us. Upon receipt of this notice, the lost, stolen, or compromised Access Methods will be cancelled or suspended as soon as is reasonably practicable but you are responsible for any actions taken through the use of such Access Methods before they are cancelled.

9.

You will supply us with all information we may reasonably request in writing concerning your use of the Instinet Services, and you acknowledge that we may report information obtained under this paragraph to regulatory authorities as we determine in our sole but reasonable discretion to be necessary.

10.

Program trade orders, as defined by regulatory rules, must be identified by you when submitting orders to Instinet A list of 15 or more stocks that has not been identified by you as either (i) a program or (ii) non-program will be treated as a program by Instinet.

11.

In order to help the government fight the funding of terrorism and money laundering activities, U.S. federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account. In addition to asking you for your name and address and other identifying information, we may also request other identifying documents.

12.	Disclosure of Business Continuity Plan: See Appendix A hereto.

13.

You may, but are not obligated to, consent to the suspension of receipt of periodic account statements from Instinet in accordance with NASD Rule 2340. See Appendix B hereto for the terms relating to your consent to the suspension of periodic account statements. Your consent, or lack thereof, shall be evidenced by marking the appropriate box at the end of this Agreement.

14.

(a) Neither party may assign this Agreement without the other party’s prior written consent. We may, however, assign this Agreement to any entity that succeeds to all or substantially all of our assets and business.

(b) This Agreement contains the entire agreement of the parties with respect to its subject matter, and supersedes all existing and other communications, whether oral or written, between the parties concerning this subject matter. This Agreement may be modified only by a subsequent ling signed by both parties hereto.

(c) If any provision of this Agreement (or any portion thereof) is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not be affected or impaired.

(d) This Agreement shall be governed by the laws of the State of New York without regard to its choice of law provisions that would designate the law of another jurisdiction.

(e) The provisions of this Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.

(f) Any waiver by party in writing of any of that party’s obligations hereunder, or any failure to insist upon strict compliance with any obligation, shall not operate as a waiver of, or estoppel with respect to any subsequent or other failure.

I have read and understand Appendix B, and consent to the suspension of periodic account statements as allowed by NASD Rule 2340.

I have read and understand Appendix B, and do not consent to the suspension of periodic account statements as allowed by NASD Rule 2340.

INSTINET, LLC		CLIENT: APEX CLEARING CORPORATION

By:	/s/ Tom Whelan	By:	/s/ Daniel Rosenthal
Print Name:	Tom Whelan	Print Name:	Daniel Rosenthal
Title:	Managing Director	Title:	CEO
Date:	3/14/13	Date:	3/14/13

Rev. 3/11

APPENDIX A

Client Notification-Disclosure of Business Continuity Plan

To Our Clients:

This is to notify you that Instinet Incorporated (“lnstinet”) has established Business Continuity Planning (”BCP”) processes, and procedures for itself and its U.S. operating subsidiaries, namely, Instinet, LLC and Instinet Group, LLC. to assure that business operations will continue following the occurrence of an interruption such as occasioned by fire, power outage, or other contingency. The BCP is designed to provide for employee safety, minimal disruption to clients, and serve as a foundation for the efficient restoration or business operations.

Instinet’s BCP includes methods and guidelines to restore its systems to full operating capability while assuring employee safety and client responsiveness. Such actions include the rebuilding of internal processes and procedures, and the reestablishment of system connections. BCP procedures may be invoked in whole or in part depending on the severity of the incident and the functional areas affected.

The following is a representative list of those occurrences that may result in the activation of the BCP: civil disorder. natural disaster, smoke damage, emergency renovation, power/telephone outage, Terrorism, fire, severe weather and water damage. Additionally, Instinet has established three major levels of emergency and the measures to be taken in each:

Level 1

A short-lived interruption, such as minor hardware failure, software failure, fire alarm, weather-related concerns such as snowstorms, hurricanes or blackouts, which may modestly affect Instinet’s business operations. Instinet will continue to operate with minimal disruption. A Level I emergency docs not call for the execution of the Instinet BCP. Expected time to return to normal operations may be a matter of hours to one day.

Level 2

An interruption such as an extended hardware failure at the home site, Instinet’s Data Center or a branch office location, while personnel are unaffected. Delay in operational processing is expected. A Level 2 emergency will activate certain aspects of the BCP. Expected time to return to normal operations may take a minimum of one day.

Level 3

Occurrence of a major outage or disaster at the home site or the Data Center whereby access to the premises is denied. Some loss of capability and risk to employee safety may occur. Immediate evacuation and execution of the BCP plan is required. Expected time to return to normal operations may take a period of time depending upon the nature of the disaster.

In the event of a business disruption. clients may contact the Instinet Client Emergency Hotline Number or visit our website at www.instinet.com for guidance on remediation efforts.

Questions on this topic may be directed to our Business Continuity Coordinator.

Very truly yours.

Instinet Incorporated

Rev. 2/ 12

APPENDIX B

Consent to Suspension of Statements

NASD Rule 2340 permits institutional customers doing business solely on a delivery versus payment/receive versus payment basis (“DVP/RVP”) to opt out of receiving periodic statements otherwise required by the rule.

If you are a client of Instinet, LLC (“Instinet”) and maintain your account(s) with Instinet on a DVP/RVP basis1, you may consent to suspension of delivery of regular Instinet periodic statements by marking your selection in the appropriate box on the signature page of this Agreement.

Your consent to suspend delivery of periodic account statements may be cancelled at any time. Instinet will promptly resume delivery of your periodic account statements upon receipt of a written request from you under appropriate letterhead and signed by an authorized signatory.

The letter requesting resumption of delivery of regular statements or the request for a particular statement can be sent to us via e-mail, fax or U.S. mail and should be addressed to:

Instinet, LLC

Attn: Mid Office

1095 Avenue of the Americas

New York, NY 10036

Fax: [****]

E-mail: [****]

[1]

For the purposes of this Appendix, a DVP/RVP account is an arrangement whereby payment for securities purchased is to be made to the selling customer’s agent and/or delivery of securities sold is to be made to the buying customer’s agent in exchange for payment at the time of settlement, usually in the form of cash.

Rev. 3/11

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